Exhibit 10.1

Employment Agreement

This Agreement is made as of the 28th day of September 2015 (the “Effective Date”), by and between ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC., a Delaware corporation located at 135 Fifth Avenue, 10th Floor, New York, New York 10010 (the “Company”), and SCOTT L. MATHIS, an individual residing at 8 Union Square South, Apt. 2A, New York, New York 10003 (“Executive”). The Company and Executive are hereinafter referred to collectively as the “Parties” or individually as a “Party.”

Recitals

1. The Parties previously entered into an Employment Agreement, dated as of January 1, 2003 (hereinafter the “Initial Employment Agreement”). The term of employment set forth in the Initial Employment Agreement was extended numerous times and, prior to the effective date of this Agreement, has remained in force. Due to the changes at the Company in the intervening years, both in terms of the nature and scope of its operations and changes in Executive’s responsibilities, the Company and the Executive mutually agree that they should enter into a new and updated agreement that will in its entirety supersede and replace the Initial Employment Agreement.

2. As with the Initial Employment Agreement, the Company continues to desire to secure for itself the expertise, knowledge and experience of Executive with respect to the Company’s business, in an executive capacity as set forth herein. Except where expressly provided otherwise, references herein to the “Company” shall be deemed to include the Company’s operating subsidiaries.

3. As with the Initial Employment Agreement, Executive is willing to work for the Company in such an executive capacity on the terms and conditions set forth in this new and updated agreement (referred to hereinafter as the “Agreement”).

NOW, THEREFORE, in consideration of the terms, covenants, conditions and agreements set forth hereinbelow, Executive and the Company agree to the following:

Agreement

1.	Employment.

The Company hereby employs Executive, and Executive hereby accepts employment from the Company, upon the terms and conditions provided herein.

2.	Executive’s Duties.

a) Executive hereby agrees to serve the Company faithfully and honestly and to use his reasonable best efforts and abilities as Chief Executive Officer and Chairman of the Board of Directors of the Company and its principal operating subsidiaries. Executive shall be based in the Company’s principal executive offices which are currently located at 135 Fifth Avenue, 10th Floor, New York, New York 10010. Executive shall report to the Board of Directors of the Company (hereinafter the “Board”) and his responsibilities shall include the performance of the duties customarily associated with the positions of Chief Executive Officer and Chairman and such other duties of a nature commensurate with such positions as may be assigned to him from time to time by the Board. Executive agrees to relocate to Buenos Aires, Argentina to the extent the Company’s Board of Directors determines that it would be in the best interests of the Company to relocate its principal executive offices to that city.

b) With the approval of the Board, Executive may work on matters or for companies unrelated to the Company. However, in the event Executive pursues such other endeavors with the requisite approval, a pro rata adjustment in Executive’s base salary shall be required. This would mean that should Executive spend 10% of his working time on matters unrelated to the Company, his base salary will be reduced by 10%.

c) Except where otherwise expressly indicated or where evident from the context, any reference in this Agreement to the “Board” shall be understood to include any duly constituted committee or sub-committee of the Board, and that where matters addressed herein require Board approval, such approval requires a majority vote of the members of the Board excluding Executive.

3.	Term.

The Company shall continue the employment of Executive, and Executive shall continue performing services for the Company, for a term of three years commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). Any extension of this agreement beyond the Initial Term shall only be made in a signed written amendment to this Agreement following negotiations between Executive and the Board. For purposes of this Agreement, the terms “Employment Period” or “Term” shall mean the Initial Term and all extensions thereof, if any, and the term “Expiration Date” shall refer to any date that this Agreement, whether or not extended, is set to expire.

4.	Salary; Expenses; Benefits; Limits on Sale of Company Stock.

Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to Executive during the Employment Period as compensation for all services rendered hereunder.

a) Base Salary. In consideration for all services rendered by Executive to the Company (including serving as a member of the Board of Directors or any committee thereof), commencing as of the Effective Date, the Company hereby agrees to pay compensation to Executive an annual base salary (“Base Salary”) at the rate of $401,700 for the first year, to be paid in accordance with the Company’s prevailing payroll practices for its executive officers as are in effect from time to time (but in no event less frequently than monthly). Executive’s Base Salary shall increase each year by 3%, as a cost-of-living adjustment.

b) No Commissions or Override. In recognition of the Base Salary and the other consideration provided for herein, commencing with the Effective Date, Executive shall not be paid any additional compensation that, but for this Agreement, he might receive, such as stock brokerage commissions (including placement agency fees) or commissions earned from the sale of lots at the AWE project. Executive shall also not be paid any overrides based on the productivity or success of other employees of the Company or one of its affiliates, except with express written approval from the Board.

c) Director’s Fees. To the extent Executive remains employed as Chief Executive Officer, he shall not during such time be entitled to receive additional cash compensation in the form of director’s fees paid to other members of the Board, if any. However, subject to Board approval, Executive is entitled to receive equal grants of stock options, or other non-cash equity awards, that are granted generally to members of the Board.

d) Stock Options and Other Awards. Any awards of restricted stock or stock options pursuant to the Company’s 2008 Equity Incentive Plan (or any similar plan established after the Effective Date) shall be made in the discretion of the Company’s Board of Directors, with Executive agreeing to abstain from any vote relating thereto.

e) Reimbursement of Expenses. The Company shall reimburse Executive in accordance with the Company’s policies in effect from time to time for travel, entertainment and other expenses incurred by Executive in the performance of his duties and responsibilities hereunder. In addition, the Company shall reimburse Executive for the following expenses: (i) legal expenses incurred in connection with his employment with the Company; (ii) use of home office; (iii) up to 25% of telephone cost relating to his home office; (iv) internet connection at his home office; (v) mobile phone; and (vi) up to $1,000.00 per month for automobile-related expenses, including insurance and parking. Within fifteen days following the end of every month, Executive shall direct the Company’s Chief Financial Officer to submit to the Board a schedule setting forth in appropriate detail all expenses for which Executive has requested reimbursement during the preceding quarter. The Board shall have authority to disapprove any expenses found not to be incurred substantially for business-related purposes.

f) Disability Insurance. Executive may obtain at Company expense a disability insurance policy. The Company’s obligation hereunder shall be limited to payment of a premium not to exceed $10,000.00 per calendar year. The Company shall be obligated to keep this policy in force during the Term of this Agreement. Proceeds under such policy shall be payable to the Company for any period in which the Company continues paying Base Salary to Executive as provided herein.

g) Life insurance. Should the Company elect to obtain at its expense key man life insurance on Executive’s life, such that the Company would be the policy’s designated beneficiary, Executive shall in good faith cooperate to provide the information necessary to obtain any such insurance policy, including any required medical examination. Additionally, Executive shall have the right to use up to $5,000 of the funds authorized in the previous sub-section to pay for a disability insurance policy to pay the premium of a life insurance policy whose beneficiary is selected by Executive.

5.	Annual Bonus.

Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) for 2015, 2016 and 2017 to be determined by the Board (or any duly constituted committee thereof), in the exercise of its discretion, to be based on corporate profitability (using EBITDA as one possible measure of profitability), stock price, AWE lot sales, cash flow, or such other criteria as may be determined by the Board. The amount of any Annual Bonus, if any is granted, shall be limited to 100% of Executive’s Base Salary, and shall be paid, if at all, within 30 days of the date that the annual audit of the Company’s financial condition is completed. The Annual Bonus shall be prorated for any period of service less than a full calendar year during the calendar year in which this Agreement expires; provided, however, that if Executive’s employment is terminated by the Company (or any successor thereto) for Cause (as defined below) or Executive resigns from his employment other than with Good Reason (as defined below) before the date on which the relevant Annual Bonus is to be paid, Executive shall not receive any portion of such Annual Bonus.

6.	Restrictions on Sale of Company Stock.

a) Public company. Subject at all times to the limits set forth in SEC Rule 144 and to any lock-up arrangements imposed by the underwriters on a public offering or pursuant to any other legal or regulatory restrictions or requirements relating thereto, commencing on the one year anniversary of the date that the Company’s common stock becomes transferable on any exchange or over-the-counter market (hereinafter a “Triggering Event”), Executive shall be entitled to sell up to 33.33% of the shares of Company common stock (and preferred stock if converted to common) which he owns in each 12-month period commencing on the first anniversary of the Triggering Event. The amount which can be sold in each twelve-month period shall be determined as of the first business day of such period.

b) Private company. To the extent the Company is not a publicly-held company, for the duration of this Agreement, including any extensions thereof, Executive shall not in any calendar year sell or convey actual or beneficial ownership of more than 25% of the Company common and preferred stock which he owns, subject to any legal or regulatory restrictions or requirements relating thereto.

c) Calculation of shares. For purposes of calculating the maximum number of shares that Executive can sell pursuant to this section, the number of shares owned shall not include any unexercised stock options or warrants then beneficially owned by Executive (but shall include all shares acquired from the exercise of such options or warrants).

d) Board approval. Any proposed sale of shares by Executive, as authorized by this section, shall be submitted in writing to the Board for review and approval, which approval shall not be unreasonably withheld. Such approval shall be deemed to have been approved if not rejected in writing by a majority of the Board within fifteen (15) days after Executive requests such approval.

e) Effect of Change of Control. Upon the occurrence of a Change of Control (as defined herein), all restrictions on Executive’s ability to sell shares beneficially owned by him set forth in this section (other than those imposed pursuant to law or regulation) shall terminate.

7.	Executive and other Employee Benefits.

a) Executive Benefits. During the Employment Period, Executive shall be included, to the extent eligible thereunder, in all employee benefit plans, programs and arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance or vacation and paid holidays) that shall be established by the Company for, or made available to, its senior executives.

b) AWE Property. During such time that Executive owns a home at AWE, and such home is used by or available to the Company as a model home or for other marketing and sales purposes, the Company shall pay the regular, recurring expenses associated with such home, including but not limited to: (i) monthly maintenance fees charged by a homeowners’ association or other entity charged with general property maintenance; and (ii) membership fees associated with AWE amenities (golf, tennis, etc.). The amount paid or reimbursed by the Company pursuant to this section shall be reduced on a pro rata basis to the extent Executive uses such home for personal purposes, such as for personal vacation or making the home available for non-business purposes.

c) Vacation. Executive shall be entitled to annual paid vacation during the Employment Period consistent with standard Company practices applicable to senior executives.

8.	[INTENTIONALLY OMITTED]

9.	Termination of Employment.

Subject to the notice and other provisions of this Section 9, the Company shall have the right to terminate Executive’s employment hereunder, and Executive shall have the right to resign, at any time for any reason or for no stated reason.

a) Termination for Cause or Resignation Without Good Reason. If, prior to the expiration of the Term, Executive’s employment is terminated by the Company for Cause (as defined below) or Executive resigns for any reason other than with Good Reason (as defined below), Executive shall be entitled to payment of (i) any unpaid pro rata portion of the Base Salary through and including the date of termination or resignation, (ii) payment in lieu of accrued unused vacation days as described in Section 7 above, (iii) any unreimbursed expenses under Sections 4 and 7 above, and (iv) any other benefits accrued, but unpaid, under programs described under Section 7 above. Except to the extent required by applicable law, Executive shall have no right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after the date of such termination or resignation.

b) “Cause” shall mean: (i) any act or omission that constitutes a breach by Executive of any of his material obligations under the Agreement, which is not cured within 30 days of written notice thereof from the Company; (ii) the continued failure or refusal of Executive to perform the duties required of him as an Executive of the Company after notice of such failure or refusal has been provided to Executive and not cured within 30 days thereafter ; (iii) any material misuse or misappropriation by Executive of property or assets of the Company, or any breach of a confidentiality agreement relating to information concerning the Company; (iv) Executive’s conviction of a felony (other than minor vehicular or traffic offenses which may be considered felonies in some jurisdictions); (v) any other misconduct by Executive which is materially injurious to the financial condition or business reputation of the Company; or (vi) any legal or regulatory sanction that materially limits Executive’s ability to perform hereunder. Notwithstanding the foregoing, in the event Executive’s duties hereunder have been materially changed without his consent, it shall not be a breach of this Agreement by Executive or otherwise constitute Cause for Executive to fail to perform such materially changed duties. Any termination of Executive by the Company for any reason or in any manner other than for “Cause” as defined above, shall be deemed to be a termination without Cause.

c) “Good Reason” shall mean: (i) any breach of this Agreement by the Company, which is not cured within 30 days of written notice from Executive; (ii) the assignment of Executive, without Executive’s consent, to a position, responsibilities or duties of a lesser title, position or status, or lesser degree of responsibility than Executive’s title, position, status or responsibilities specified herein, including, without limitation, a change in reporting structure; (iii) the relocation of the Company’s principal executive offices outside the metropolitan New York area or Buenos Aires, Argentina; (iv) any requirement by the Company that Executive be based anywhere other than the Company’s principal executive offices, without Executive’s consent; or (v) the assignment of Executive, without his consent, to undertake responsibilities or perform functions or activities, inconsistent with his obligations to the Company, or any request to perform, act or undertake responsibilities which do or could result in the violation, breach or non-compliance with any law or regulation, ethical or professional licensing standard or requirement, or this Agreement.

d) Notice and Date of Termination for Cause or with Good Reason.

(i) Termination of Executive’s employment by the Company for Cause shall be communicated by delivery to Executive of a written notice from the Company, stating that Executive has been terminated for Cause, specifying the particulars thereof and the effective date of such termination.

(ii) Termination by Executive of his employment for Good Reason shall be communicated by delivery to the Company of a written notice from Executive, specifying the particulars thereof and the effective date of such termination.

(iii) The date of any other resignation by Executive or termination by the Company shall be the date specified in a written notice of resignation from Executive to the Company, or in a written notice of termination from the Company to Executive, as applicable, at least thirty (30) days prior to the effective date of such termination.

(iv) All notices required by this section shall be made in accordance with the notice provisions set forth in Section 17(e) hereof.

e) Termination Without Cause or for Good Reason. If, prior to the expiration of the Term, the Company terminates Executive’s employment without Cause or Executive terminates his employment with Good Reason, Executive shall be entitled to all payments and benefits referred to in Section 9(a) hereof. In addition, the Company shall pay to Executive a severance payment consisting of (i) an amount equal to his current Base Salary for a period of twelve (12) months (such 12-month period hereinafter referred to as the “Severance Period”), plus (ii) all of the benefits or payments in respect of such benefits as set forth in Section 7(a) above for the Severance Period (collectively, the (the “Severance Amount”). The Severance Amount shall be payable, other than for benefits which continue but for which no actual payment to Executive is required, to Executive at such times as they would ordinarily be paid had Executive remained employed by the Company, or in a lump sum payment, at the discretion of the Company.

f) Death Prior to the Expiration of Severance Period. In the event of Executive’s death after a termination without Cause or for Good Reason, but prior to the expiration of the Severance Period, the Severance Amount shall be paid or continue to be provided, as applicable, to Executive’s estate.

g) Termination Due to Disability. In the event of Executive’s Disability (as hereinafter defined), the Company shall continue to provide his compensation and other benefits as described in Section 7 and its subsections for a period measured from the date, after using any available sick leave, that the Disability commences, and continuing until (i) the Disability ceases or (ii) until Executive’s employment hereunder is terminated, whichever is less; provided, however, that during any period of Disability the Company shall only have the right to terminate Executive’s employment, upon ten days’ written notice, if, after expending any available sick leave, such Disability continues for a period of six months. Notwithstanding anything contained in this Agreement to the contrary, if Executive’s employment should terminate due to Disability that continues for more than six months, Executive shall be entitled to (A) payment of his Base Salary and benefits under Section 7(a) above, for a period equal to an additional six months thereafter, and (B) any unreimbursed expenses under Section 4(e) above. As used in this Agreement, the term “Disability” shall mean a physical or mental incapacity that substantially prevents Executive from performing his duties hereunder.

h) Death. Other than severance benefits payable to Executive under Section 9(g) above, no salary or benefits shall be provided or continued under this Agreement following the date of Executive’s death except as provided in this paragraph. In the event of Executive’s death, any unpaid Base Salary earned by Executive up to the date of death, and payment in lieu of accrued unused vacation days, shall be paid to Executive’s estate within 30 days of Executive’s death. Unreimbursed expenses due Executive under Section 4(e) above shall be paid at the same time. Notwithstanding the foregoing, should Executive’s death occur during the Employment Period, the Company shall within ninety days of Executive’s death make a payment equal to six months of Executive’s then-current Base Salary to Executive’s estate, less the amount of any proceeds paid to Executive’s estate from any Company-paid life insurance policy on Executive’s life in effect at the time of death.

i) Calculation of Base Salary to be Paid Upon Termination. The calculation of any Base Salary to be paid pursuant to the provisions relating to termination shall take into account any reduction in Base Salary resulting from Executive’s outside work unrelated to the Company’s business, as set forth in Sections 2(b) and 14(b) of this Agreement.

10.	Effect of Change of Control.

a) New Term of Employment. Notwithstanding anything to the contrary in this Agreement, upon a Change of Control (as defined herein), the Company (or its successor) shall continue the employment of Executive, and Executive shall continue performing services for the Company, for a period of two years commencing on the date of the Change of Control (the “New Employment Period”).

b) Acceleration of Options, etc. Notwithstanding anything to the contrary in any applicable option agreement, upon a Change of Control, all outstanding stock options (or any form of equity-based award) granted by the Company or any of its affiliates to Executive shall become fully vested and immediately exercisable on the date of the Change of Control, unless the Board of Directors in office prior to the announcement of the potential Change of Control determines otherwise, in which case such options shall be accorded no less favorable treatment than is generally accorded to other Company employees. Notwithstanding the foregoing, the vesting date of such options or equity-based awards shall not accelerate if the Change of Control results in control passing to any person or entity or group of persons or entities led, managed, organized or directed by Executive.

c) Amounts Owed. Upon a change of control, any accrued and unpaid salary or bonus owed to Executive shall be paid, and any funds loaned by Executive to Company shall be repaid.

11.	Definition of Change of Control.

“Change of Control” shall mean:

a) Prior to a public offering via registered sale pursuant to the Securities Act of 1933, as amended, of the Company’s common stock (“Registered Offering”), unless at such time the Company is a publicly-reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and has a class of securities that trade on a public stock exchange or a recognized over-the counter market,

(i) the merger of the Company with or into another corporation as a result of which Executive shall own less than 15% of the outstanding common stock (on a fully diluted basis, assuming exercise of all options and warrants, whether or not then exercisable) of the surviving company (or parent thereof);

(ii) the sale of all or substantially all of the assets of the Company to an entity not controlled by Executive; or

(iii) the sale (in a single transaction or series of related transactions, provided that Executive is not a party directly or indirectly in any such transaction(s)), of shares of capital stock of the Company to any person or entity as a result of which Executive shall own (directly or indirectly) less than 15% of the outstanding Common Stock (on a fully diluted basis, assuming exercise of all options and warrants, whether or not then exercisable); provided, however, that a public offering (initial or otherwise) or other corporate financing event shall not under any circumstances be deemed to constitute a Change of Control; and

b) Following either the date of a Registered Offering or the date when the Company becomes a publicly-reporting company under the Exchange Act and has a class of securities that trade on a public stock exchange or a recognized over-the counter market,

(i) when a “person” (as defined in Section 3(a)(9) of the Exchange Act), including a “group” (as defined in Section 13(d) of the Exchange Act), either directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of either (1) the Company’s then outstanding Common Stock or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; provided further, however, that there shall not be a Change of Control under this provision if Executive continues to be the beneficial owner of 20% or more of the class of the Company’s securities the acquisition of which would have otherwise constituted a Change of Control;

(ii) when, during any period of twelve consecutive months during the Employment Period, the individuals who, at the beginning of such period, constitute the Board (the “Company Incumbent Directors”), cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 12-month period shall be deemed to be a Company Incumbent Director if such director was elected by, or on the recommendation of or with the approval of at least two-thirds of the directors of the Company, who then qualified as Company Incumbent Directors;

(iii) when the stockholders of the Company approve a reorganization, merger or consolidation of the Company without the consent or approval of a majority of the Company Incumbent Directors;

(iv) the consummation of a reorganization, merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 60% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such reorganization, merger or consolidation is owned by persons who were not stockholders of the Company immediately prior to such reorganization, merger, consolidation; or

(v) the sale or other disposition of all or substantially all of the assets of the Company.

12.	Covenant Not To Compete; Confidential Information.

a) During the Employment Period, Executive shall not work for, provide services to, or receive compensation in any form from any firm (excluding all subsidiaries and affiliates of the Company) that is engaged in business that competes with one or more of the Company’s principal businesses, including but not limited to, on the one hand, real estate, hotel, or resort development firms, and on the other hand, financial services firms including any broker-dealer, investment bank, or financial advisor, in any way.

b) In the event Executive’s employment with the Company is terminated for any reason, Executive shall not upon leaving the Company make any effort to exploit, pursue, develop or proceed (or cause any other person or entity to do so) with any transaction or project that was being analyzed, considered, developed or negotiated by or on behalf of the Company for a period of not less than twelve months following such termination.

c) Executive agrees to receive Confidential Information (as hereinafter defined) of the Company in confidence, and not to disclose to others, assist others in the application of, or use for his own gain or that of another, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of Executive or such others by legal and equitable means or is required to be disclosed by law or judicial or administrative order. Executive further agrees that, upon termination of his employment with the Company, he will return to the Company all documents, records and notebooks containing Confidential Information and similar repositories of Confidential Information, including copies thereof, then in Executive’s possession, whether prepared by him or others. For purposes of this section, Confidential Information shall mean information disclosed to Executive or known by Executive as a consequence of or through his employment by the Company, not generally known in the industry(ies) in which the Company is or may become engaged, about the Company’s business, development rights or projects under development, products, processes and services and, in each case, which the Company treats as confidential or proprietary. Executive’s obligations under this section shall survive any termination or expiration of this Agreement and Executive’s employment hereunder, until two years after such termination or expiration.

d) The provisions of this Section 12 are hereby limited by the provisions of Section 14 hereof, relating to Hollywood Burger Holdings, Inc.

13.	Non-Solicitation.

a) In the event Executive’s employment with the Company is terminated for any reason, Executive shall not, for a one year period following such termination, be permitted to solicit, induce, or attempt to persuade any employees or consultants of the Company, who at the time of such termination (or within ninety days prior thereto) were employed by, or provided consulting services to, the Company, to terminate their relationship with the Company and work with Executive elsewhere.

b) In the event Executive’s employment with the Company terminates for any reason, Executive will not solicit or cause the solicitation of, for a period of one year from the date of termination, any of the brokerage or investment banking clients or prospective clients of the Company’s broker-dealer subsidiary that Executive served or whose names became known to Executive while in the employ of the Company; provided however, Executive shall be permitted to solicit those brokerage or investment banking clients known to Executive prior to joining the Company.

14.	Ownership and Participation in Hollywood Burger Holdings, Inc.

a) The Company acknowledges that Executive (through an entity which he owns, Mathis Ventures, LLC) is the principal shareholder of Hollywood Burger Holdings, Inc. (hereinafter “HBH”), a corporation that is legally separate and distinct from the Company. Executive’s stock and equity holdings in HBH and in Mathis Ventures, LLC are understood to be owned in their entirety by Executive and the Company shall have no claim with respect thereto.

b) The Company acknowledges that Executive is the Chief Executive Officer of HBH, and that he spends up to 10% of his working time dealing with HBH business. Executive shall take all necessary measures to ensure that the business of HBH does not exceed 10% of his working time. However, to further incentivize Executive to focus his efforts to enhance the Company’s short term profitability and its long term prospects, should the amount of working time spent by Executive on HBH business exceed 10%, Executive’s Base Salary shall be reduced dollar for dollar by the amount he is paid by HBH. Notwithstanding the foregoing or anything to the contrary set forth above in Section 2(b), Executive shall be permitted to continue to serve as Chairman of the HBH Board of Directors, or otherwise to remain on that company’s Board, without diminution of his Base Salary.

c) The Company acknowledges that any intellectual or other property that Executive develops or acquires which relates to the business of HBH is the property of Executive even if developed on premises maintained by the Company or by using equipment or other property or facilities belonging to the Company.

d) In conjunction with the foregoing, to the extent the Company provides or makes available any goods or services to HBH, or permits HBH to use Company facilities or utilize Company employees in HBH business, the Company and Executive will take all necessary and appropriate measures to ensure that HBH pays prices and/or rates in connection therewith that reflect arms-length, fair market pricing. The amounts paid by HBH, if any, shall be evaluated by a senior officer of the Company on a periodic basis and adjusted as necessary to comply with the provisions of this section. Executive shall ensure that such evaluations are provided to the Company’s Board at least once every six months, or more frequently if there are any material changes in the amounts paid by HBH.

e) To the extent there is any conflict between the provisions of this Section 14 and the provisions of Sections 12 and 13 hereof, the provisions of Section 14 shall control. As such, the Company has no right to any information or business developed by Executive for or on behalf of HBH, regardless of where, how and when developed. With respect to the solicitation of Company employees, upon the termination or expiration of this Agreement, Executive shall have the right solicit Company employees to work for HBH (or any affiliate thereof related to its core restaurant business) on a full-time basis as long as such employees provided services to HBH on an ongoing basis during the preceding twelve months.

15.	Rights and Remedies Upon Breach.

a) Executive acknowledges and agrees that a violation of any of the restrictive covenants contained in this Agreement shall cause irreparable harm to the Company and the Company shall be entitled to specific performance of this Agreement or an injunction without proof of special damages. If Executive breaches any of the provisions of Sections 12 and 13 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or equity:

(i) The right and remedy to have the Restrictive Covenants specifically enforced by any court or arbitration panel of competent jurisdiction including, without limitation, the right to entry against Executive of restraining orders and injunctions, preliminary, mandatory, temporary and permanent, without proof of special damages, against actual violations, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) The right and remedy to require Executive to account for and pay over to the Company all compensation or profits derived or received by Executive in connection with any transactions constituting a breach of the Restrictive Covenants.

b) Subject to the provisions pertaining to arbitrability of disputes, nothing contained in this Agreement shall limit the rights and remedies, at law or in equity, of the Company or Executive in the event of a breach by any Party of any of its or his obligations pursuant to this Agreement.

16.	Indemnification; Insurance.

a) In serving as an officer and director of the Company, and thereafter, Executive shall be entitled to rely upon the rights to indemnification provided in Article X of the Company’s Amended and Restated Certificate of Incorporation, a copy of which has been provided to Executive. During the term of this Agreement, and for any subsequent period in which Executive shall continue to be entitled to indemnification as therein provided, the Company shall not make any change in this Article X that would adversely affect Executive’s rights thereunder. Notwithstanding the foregoing, the Company shall, in any event, indemnify Executive to the fullest extent permitted by law. Moreover, Executive shall also be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy, to the extent the Company maintains such coverage during the Employment Period.

b) Should the Company determine to obtain a life insurance policy for Executive in which the Company would be beneficiary, Executive shall take all steps reasonably required to obtain such policy.

17.	Miscellaneous Provisions.

a) Entire Agreement, etc. This Agreement contains all of the representations, warranties, and agreements of the Parties hereto with respect to the subject matter hereof, and all prior understandings, representations, and warranties (whether oral or written) with respect to such matters are superseded. This Agreement may not be amended, modified, waived, discharged, or terminated except by an instrument in writing signed by the Party or an executive officer of a corporate Party against whom enforcement of the change, waiver, discharge, or termination is sought.

b) Governing Law; Dispute Resolution Provision. This Agreement and the legal relations between the Parties hereto will be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws. If a dispute arises out of or relates to this contract, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures.  In the event that any controversy or claim arising out of or relating to this contract, or the breach thereof, cannot be resolved by mediation, such dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Such arbitration shall be convened in New York, New York. The arbitrator(s) shall have the right and power to award to the prevailing party in any dispute, controversy or claim arising under this Agreement, recovery of any or all costs of the arbitration, interest on any amount awarded, as well as attorneys’ fees and expenses. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, to the extent any dispute relates to the business of DPEC Capital, Inc., or any other broker-dealer subsidiary of the Company, such dispute shall be heard before a duly constituted panel of arbitrators before the FINRA Office of Dispute Resolution.

c) Attorneys’ Fees; Expenses. In the event of any dispute or litigation arising out of, relating to or in connection with this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees and costs, to be paid by the losing Party. With respect to the execution and delivery of this Agreement, each Party shall bear its own expenses except that the Company shall reimburse Executive for his actual out-of-pocket legal expenses in an amount not to exceed $5,000.

d) Assignment. This Agreement shall inure to the benefit of and be binding on the successors, assigns, heirs and legal representatives, as the case may be, of each of the Parties hereto. Except as expressly provided herein, no assignment of this Agreement or any rights hereunder shall be effective without the written consent of the other Party.

e) Notices. Any notices or other communications required or permitted hereunder will be deemed given (i) upon receipt if delivered by messenger, (ii) upon receipt if delivered by overnight courier service; or (iii) five business days after such notice is mailed by certified mail, return receipt requested, postage prepaid. Such notices shall only be effective if sent to each Party at the address set forth on the first page of this Agreement, or to such other address as any Party shall designate by notice duly given hereunder.

f) Survival of Representations and Warranties. The representations and warranties of the Parties herein shall survive the execution of this Agreement.

g) Further Assurances. Each of the Parties hereto agrees to execute such instruments and take such further action, if any, as may be reasonably requested by any other Party hereto in order to assure such requesting Party of the rights and benefits intended by this Agreement, it being understood that the expense of any such action shall be borne by the Party requesting the same.

h) Non-Waiver. The failure or refusal of either Party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

i) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. In lieu of such illegal, invalid, or unenforceable provision, any court or duly constituted arbitration panel shall be empowered to substitute as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provisions as may be legal, valid and enforceable.

j) Construction. The provisions of this Agreement shall be deemed prepared jointly by the Parties hereto with the intent that no provision hereof is to be strictly construed against any Party by reason of the preparation or negotiation of this Agreement.

k) Headings. The headings of the various sections and paragraphs of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

l) Counterparts. This Agreement may be executed in two or more counterparts and in duplicate originals, each of which will be considered one and the same agreement. Machine-duplicated and/or facsimile or electronically scanned copies of the Agreement, disclosing affixed signatures to other copies, may be relied upon as prima facie evidence of the fact of counterpart execution. If executed in duplicate, each duplicate copy shall be as valid as an original copy. No distinction shall be made between an originally typed document and machine-copies and/or facsimile or electronically scanned documents, provided that the copies disclose the signatures of the Parties.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have set their signatures as of the date first above written.

ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.

By:
Name: Julian Beale
Title: Director

By:
Name: Peter Lawrence
Title: Director

EXECUTIVE:

SCOTT L. MATHIS

- 16 -